Exhibit 5.1

Snell & Wilmer L.L.P.

1700 S. PAVILION CENTER DRIVE, SUITE 700

LAS VEGAS, NV 89135

TELEPHONE: 702.784.5200

FACSIMILE: 702.784.5252

August 28, 2026

Ondas Inc.

222 Lakeview Avenue, Suite 800

West Palm Beach, Florida 33401

Re:	Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as Nevada counsel to Ondas Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement dated August 28, 2026 filed with the Commission pursuant to Rule 424(b) of the Securities Act Regulations (“Prospectus Supplement”) on August 28, 2026, which supplements the Company’s Registration Statement on Form S-3 (File No. 333-290121) which automatically became effective upon filing on September 9, 2025, as amended from time to time (such Registration Statement in the form in which it became effective is referred to herein as the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus dated September 9, 2025 (together with the Prospectus Supplement, the “Prospectus”), relating to the registration and sale by the selling stockholders named in the Prospectus Supplement (collectively, the “Selling Stockholders”) of 99,105 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issued pursuant to that certain Merger Agreement (the “Agreement”), dated as of March 23, 2026, by and among the Company, Wassaic Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company, World View Enterprises Inc., a Delaware corporation, and Fortis Advisors LLC, a Delaware limited liability company in its capacity as the Representative (as defined in the Agreement).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the filing of the Prospectus Supplement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Prospectus.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and exhibits thereto, including the Prospectus; (ii) the Amended and Restated Articles of Incorporation of the Company, as amended, as currently in effect; (iii) the Amended and Restated Bylaws of the Company as currently in effect; (iv) the Agreement; and (v) certain resolutions and minutes of meetings of the Board of Directors of the Company relating to (A) the issuance of the Shares, (B) the specimen of Common Stock certificate, and (C) other related matters. For the purpose of rendering this opinion, we have made such factual and legal examinations as we deemed necessary under the circumstances, and in that connection therewith we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, certificates of officers or other representatives of the Company, and other instruments and have made such inquiries as we have deemed appropriate for the purpose of rendering this opinion.

In our examination, we have assumed without independent verification the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. Our opinions are subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers or other representatives of the Company and others.

Ondas Inc.

August 28, 2026

On the basis of, and in reliance on, the foregoing examination and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that the Shares to be resold by the Selling Stockholders are validly issued, fully paid and nonassessable.

We render this opinion only with respect to the general corporate law of the State of Nevada as set forth in Chapter 78 of the Nevada Revised Statutes. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Shares were issued in compliance with all applicable state securities or blue sky laws.

We assume no obligation to update or supplement this opinion if any applicable laws change after the date of this opinion or if we become aware after the date of this opinion of any facts, whether existing before or arising after the date hereof, that might change the opinions expressly so stated. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement and/or the Prospectus, other than as expressly stated herein with respect to the Shares.

We are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is rendered as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions. We disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Snell & Wilmer L.L.P.
Snell & Wilmer L.L.P.